EXHIBIT 23.2












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         Consent of Independent Registered Certified Public Accountants




October 18, 2006


Tian'an Pharmaceutical Co., Ltd.
2/F, No. 18 Building, Huoju Road
East Development Zone
Xi'an, China



      We consent to the inclusion in Amendment No. 2 to the Registration Statement on Form SB-2 of Tian'an Pharmaceutical Co., Ltd., a Nevada corporation, of our report dated June 13, 2006 relating to the financial statements of the Company for the years ended December 31, 2005 and 2004 and our report dated August 15, 2006 relating to the financial statements of the Company for the six months ended June 30, 2006 and 2005.



Very truly yours


/s/ Michael Pollack CPA

Michael Pollack CPA
Cherry Hill, New Jersey